Exhibit 10.6
AMENDMENT NO. 2
TO
SEVERANCE AGREEMENT
     THIS AMENDMENT NO. 2 TO LINCOLN ELECTRIC HOLDINGS, INC. SEVERANCE AGREEMENT (this “Amendment”) is dated as of December ___, 2008, by and between Lincoln Electric Holdings, Inc. (the “Company”) and [                     ] (the “Executive”).
     WHEREAS, the Executive and the Company are party to a Severance Agreement dated as of [                    , ___], (as amended, the “Existing Agreement”);
     WHEREAS, the Executive and the Company desire to amend the Existing Agreement to make changes to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (the “Code”).
     NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Executive and the Company agree as follows:
1.	Section 3(b) of the Existing Agreement is hereby replaced in its entirety with the following:

If the Executive terminates his employment with the Company and its Subsidiaries for Good Reason during the Severance Period, the Executive shall be entitled to the benefits provided by Section 4. For purposes of this Section 3(b), Good Reason means the occurrence of one or more of the following events:
(i) A material diminution in the Executive’s base compensation;
(ii) A material diminution in the Executive’s authority, duties, or responsibilities;
(iii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;
(iv) A material diminution in the budget over which the Executive retains authority;
(v) A material change in the geographic location at which the Executive must perform the services; and

(vi) Any other action or inaction that constitutes a material breach by the Company of the Executive’s employment agreement, if any, or this Agreement.
Notwithstanding the above, a termination of employment by the Executive for one of the reasons set forth in clauses (i) — (vi), above, will not constitute Good Reason unless the Executive provides, within 90 days of the initial existence of the condition described in clauses (i) — (vi), above, written notice to the Company of the existence of the condition and the Company has not remedied such condition within 30 days of the receipt of such notice.

2.	Section 4(a) of the Existing Agreement is hereby amended by replacing the second sentence in Section 4(a) with the following:

The Company will pay to the Executive the amounts described in Paragraphs (1) and (2) of Annex A within five business days after the Termination Date or, if later, in accordance with Section 11.

3.	Section 4(a) of the Existing Agreement is hereby amended by adding the following proviso at the end of the third sentence:

; provided, however, that no payment of deferred compensation within the meaning of Section 409A that would otherwise be made and no benefit that constitutes deferred compensation that would otherwise be provided upon a termination of employment shall be made or provided, as the case may be, unless and until such termination of employment also constitutes a separation from service (within the meaning of Section 409A).

4.	Section 5 of the Existing Agreement is hereby amended by adding the following additional language as a new Section 5(h):

Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company as contemplated by Section 5(b); provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 5(f) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. The Gross-Up Payment shall be paid to the Executive; provided that, the Company, in its sole discretion, may withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment. With respect to any amount of expenses eligible for reimbursement under this Agreement, including this Section 5, to the extent such payment is required to be included in the Executive’s gross income for federal income tax purposes, such expenses shall be reimbursed by the Company no later than December 31st of the year following the year in which Executive incurs the related expenses and in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

5.	Section 7 of the Existing Agreement is hereby replaced in its entirety with the following:

Coordination with Other Payments. A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or any Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof; provided that the Executive shall not be entitled to a severance payment or benefit under any other agreement with the Company, including, without limitation, any employment agreement, if the Executive is entitled to a comparable payment or benefit hereunder.

6.	Section 8(a) of the Existing Agreement is hereby amended by adding the following additional language at the end of Section 8(a):

Such payments will be made within five business days (but in any event no later than the last day of the Executive’s tax year following the Executive’s tax year in which the Executive incurs the expense) after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, provided that (a) the reimbursements or in-kind benefits to be provided by the Company in one taxable year will not affect the reimbursement or in-kind benefits that the Company is obligated to pay in any other taxable year and (b) the Executive’s right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

7.	Section 8(b) of the Existing Agreement is hereby amended by adding the following additional language at the end of Section 8(b):

Notwithstanding anything contained in this Agreement to the contrary, in no event will any amount be transferred to a trust described in this Section 8(b) during a “restricted period” within the meaning of Section 409A(b)(3)(A) of the Code.

8.	Section 11 of the Existing Agreement is hereby amended by adding the following additional language at the end of Section 11:

The Release must be signed no later than 45 days after the Termination Date, unless an earlier deadline is allowed by law in accordance with Section 4(d) of Annex C (the date on which the Release becomes effective, the “Release Effective Date”). The amounts described in Paragraphs (1) and (2) of Annex A will be made not later than the fifth day following the Release Effective Date; provided, however, that if the maximum period in which the Release may be revoked ends in the year following the year in which the Executive incurs a separation from service (within the meaning of Section 409A), then the Release Effective Date shall be deemed to be the later of (A) the first business day in the year following the year in which the Executive incurs the separation from service or (B) the Release Effective Date (without regard to this proviso).

9.	Section 12 of the Existing Agreement is hereby replaced in its entirety with the following:

Withholding of Taxes; Compliance with Section 409A of the Code.
     (a) The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.
     (b) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. This Agreement will be administered in a manner consistent with this intent. To the extent that there is a material risk that any payments under this Agreement may result in the imposition of an additional tax to the Executive under Section 409A, the Company will reasonably cooperate with the Executive to amend this Agreement such that payments hereunder comply with Section 409A without materially changing the economic value of this Agreement to either party.
     (c) Notwithstanding any provisions of Section 4 and Annex A to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) on his Termination Date and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A, amounts of deferred compensation that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Termination Date (the “Delayed Payments”) and benefits that constitute deferred compensation that would otherwise be provided pursuant to this Agreement (except for the benefits described in Paragraph 4 of Annex A) (the “Delayed Benefits”) during the six-month period immediately following the Executive’s Termination Date will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Executive’s Termination Date and (ii) the Executive’s death. The Company will pay interest on the Delayed Payments and the value of the Delayed Benefits at the rate specified in Section 4(b).
     (d) Each payment to be made to the Executive under the provisions of Section 4 or Annex A will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A. Further, coverages provided during one taxable year will not affect the degree to which coverages will be provided in any other taxable year.
10.	Paragraph 4 of Annex A to the Existing Agreement is hereby amended by replacing the last sentence in Paragraph 4 with the following:
The cost of Employee Benefits provided pursuant to this Paragraph will be paid by the Executive. During the Continuation Period, the Company will reimburse the Executive on an after-tax basis for the cost of the Employee Benefits. Such reimbursements will be subject to Section 12 and will be made within 30 days following the date on which the Executive incurs the expense but no later than December 31st of the year following the year in which the Executive incurs the related expense; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

Executive:

LINCOLN ELECTRIC HOLDINGS, INC.

Name: